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Exhibit 99.1

Bruker Daltonics Reports First Quarter 2003 Product Revenue of
$34.1 Million, an Increase of 19% Before Currency Effects

First Quarter 2003 EBITDA Excluding Merger Costs Up 28% Year-over-Year

Billerica, Massachusetts—May 7, 2003—Bruker Daltonics Inc. (NASDAQ: BDAL) today reported its financial results for the first quarter ended March 31, 2003. For the three months ended March 31, 2003, Bruker Daltonics reported product revenues of $34.1 million, compared to $25.7 million for the first quarter 2002, an increase of 32.7%, or 18.8% on a constant currency basis.

First quarter 2003 EBITDA excluding merger related costs was $3.9 million, as compared to first quarter 2002 EBITDA of $3.0 million, an increase of 28%. The first quarter 2003 GAAP net loss was ($0.02) per diluted share, compared to net income of $0.02 per diluted share in the first quarter of 2002. Excluding first quarter merger related costs of approximately $1.9 million (which are not tax deductible) related to the expected merger of Bruker Daltonics and Bruker AXS, operating EPS was $0.02 per diluted share for the first quarter of 2003, the same as in Q1 of 2002.

In the first quarter of 2003, life science systems revenue, substance detection systems revenue and aftermarket revenue as a percentage of product revenue were 76%, 6% and 18%, respectively, as compared to 76%, 8% and 16%, respectively, in Q1 of 2002.

Frank Laukien, President and Chief Executive Officer, commented: "We are obviously very pleased with our continued strong life science revenue growth and our EBITDA growth, despite a difficult economic environment. As we announced in early April, our new order bookings growth for life science systems was robust in the first quarter. Fundamentally, our product lines, including our new products introduced in March at Pittcon 2003, continue to be very well received by our customers."

EARNINGS CONFERENCE CALL

The Company will host a live streaming-audio webcast of its first quarter 2003 financial results conference call at 10:00 a.m. Eastern Time on Thursday, May 8, 2003. To listen to the webcast, investors should go to www.bdal.com, select Investor Relations, and then click on the live web broadcast. The webcast will remain on the Company web site for 30 days. Investors can also listen by telephone by calling 1-888-339-2688 in the U.S., or 617-847-3007 outside the U.S., and should refer to the Bruker Daltonics First Quarter Earnings Call led by President and CEO, Frank Laukien. A toll-free replay will be available by dialing 1-888-286-8010, or 617-801-6888 outside the U.S., with the replay pass code of 91894191.

ABOUT BRUKER DALTONICS

Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. For more information about Bruker Daltonics, please visit www.bdal.com. On April 4, 2003, Bruker Daltonics signed a definitive merger agreement with Bruker AXS Inc. (NASDAQ: BAXS). A preliminary joint S-4 proxy statement/prospectus was filed with the SEC on May 1st, 2003.

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to technological approaches, product development, manufacturing, market acceptance, cost and pricing of Bruker Daltonics' products, dependence on collaborative partners, suppliers, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation and other risk factors discussed from time to time in Bruker Daltonics' reports or filings with the Securities and Exchange Commission. Bruker Daltonics expressly disclaims any obligation to update the information contained herein.

FOR FURTHER INFORMATION:	Michael Willett, Investor Relations Officer Tel: (978) 663-3660, ext. 1411 Email: michael.willett@bdal.com

Condensed consolidated statements of operations and balance sheets follow.

Bruker Daltonics Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2003	2002
	(unaudited)
Product revenues	$34,060	$25,674
Other revenues	45	109

Net revenues	34,105	25,783
Costs and operating expenses:
Cost of product revenue	16,834	12,075
Selling, general and administrative	9,548	7,857
Research and development	6,304	4,503
Merger related costs	1,910	—

Total costs and operating expenses	34,596	24,435

Operating (loss) income	(491)	1,348
Interest and other (expense) income, net	(86)	220

(Loss) income from operations, before provision for income taxes	(577)	1,568
Provision for income taxes	503	627

Net (loss) income	$(1,080)	$941

Net (loss) income per share—basic and diluted
Net (loss) income	$(0.02)	$0.02
Shares used in computing net (loss) income per share—basic	54,551	54,883
Shares used in computing net (loss) income per share—diluted	54,551	55,155

Reconciliation of net (loss) income per diluted share, in accordance with generally accepted accounting principles, with Operating EPS per diluted share:

	Three Months Ended March 31,
	2003	2002
Net (loss) income per diluted share	$(0.02)	$0.02
Income per diluted share effect of merger charges	0.04	—
Operating EPS per diluted share	$0.02	$0.02

The Operating EPS per diluted share presented above is used by management because we believe it is a better measurement of the performance of the Company's results of operations against prior periods and is not in accordance with generally accepted accounting principles. The above reconciliations represent those adjustments management has made in computing Operating EPS. Management feels these activities may not be indicative of the business or its future results.

EBITDA is defined as operating (loss) income excluding depreciation and amortization expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS
(dollar amounts in thousands)

	March 31, 2003	December 31, 2002
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$48,971	$46,911
Accounts receivable, net	28,983	27,182
Inventories	69,561	67,706
Other assets	5,131	3,675

Total current assets	152,646	145,474
Property, plant and equipment, net	53,635	52,543
Intangible and other assets	5,251	5,085

Total assets	$211,532	$203,102

Liabilities and stockholders' equity Current liabilities:
Short-term bank borrowings	$21,054	$15,357
Accounts payable and accrued expenses	21,897	19,411
Other liabilities	22,251	23,412

Total current liabilities	65,202	58,180
Long-term debt	8,439	8,038
Other long term liabilities	11,178	10,506
Total stockholders' equity	126,713	126,378

Total liabilities and stockholders' equity	$211,532	$203,102

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Bruker Daltonics Reports First Quarter 2003 Product Revenue of $34.1 Million, an Increase of 19% Before Currency Effects
First Quarter 2003 EBITDA Excluding Merger Costs Up 28% Year-over-Year